UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 18, 2006

___________________

iCURIE, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-64840 (Commission File Number)	91-2015441 (I.R.S. Employer Identification No.)

1395 Brickell Avenue, Suite 800 Miami, FL 33131 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (305) 529-6290

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On August 18, 2006, iCurie, Inc., a Nevada corporation (“iCurie”), together with its subsidiaries, Celsia Technologies Korea Inc., a corporation organized under the laws of the Republic of Korea (“Celsia Korea”), and Celsia Technologies UK Limited, a corporation organized under the laws of the United Kingdom (“Celsia UK,” and, collectively with iCurie and Celsia Korea, the “Company”) entered into an agreement (the “Agreement”) with Dr. Jeong Hyun Lee, a director and Chief Technology Officer of the Company pursuant to which Dr. Lee agreed to voluntarily resign from all positions held at the Company effective September 16, 2006, with the exception of his position as a director of iCurie, Inc. Pursuant to the terms of the Agreement, the Company agreed to pay Dr. Lee his normal salary through August 31, 2006 and also to reimburse Dr. Lee for certain business related expenses of approximately $91,000. The Agreement constituted a full and final settlement by Dr. Lee of any existing and future entitlements, rights or claims with respect to his service and resignation from the Company, and included a mutual release between the Company and Dr. Lee. The Agreement also contains certain non-disclosure, non-competition, non-disparagement and non-solicitation provisions, as well as certain restrictions on the ability of Dr. Lee to sell common shares of iCurie. The Agreement supersedes the terms of the Service Agreement entered into by and among Celsia UK, Celsia Korea and Dr. Lee dated July 11, 2005.

Item 1.02 Termination of a Material Definitive Agreement

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2006	iCURIE, INC.
	By:	/s/ Michael Karpheden
	Name:	Michael Karpheden
	Its:	Chief Financial Officer